Exhibit 10.27

Indemnification Agreement
Dated April 21, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in agreement
(CSI — Netherlands)

1. Definitions	4
2. Indemnification	4
3. Limitations on Indemnification	5
4. Indemnification Procedure	5
5. Severability	6
6. Governing law	6
7. Amendments	6
8. Termination	7

THIS Agreement is made on April 21, 2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND

A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).

B.	It is currently anticipated that RGHL will indirectly acquire (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).

C.	In connection with the Acquisition, certain members of the Evergreen Group, RGHL and certain of its subsidiaries will incur additional debt, and that the Existing Financing will be supplemented and/or amended. The Netherlands Guarantors (as defined below) may, among other things, be required to do all or some of the following:
1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL, including the provision of unsecured guarantees in respect of such notes;

2.	confirm that the guarantees and/or security provided by the Netherlands Guarantors in respect of the 2009 Notes extends to any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);

3.	confirm that the guarantees and/or security provided by the Netherlands Guarantors in respect of the Senior Credit Facilities extends to the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”); and

4.	enter into new, and/or amend existing, intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes.

(collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1. Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and

“Netherlands Guarantors” means the companies listed in Part A of the Schedule to this Agreement.
A. Indemnification
Rank shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Netherlands Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

B. Limitations on Indemnification
Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
1.	to the extent that such indemnification is not permitted by applicable laws; or

2.	to the extent such Indemnified Liabilities are the result of the bad faith or wilful misconduct of the Indemnitee; or

3.	to the extent that payment is actually made; or

4.	to the extent that payment has or will be made to the relevant Indemnitee by the Netherlands Guarantors or any affiliate of Rank otherwise than pursuant to this Agreement; or

5.	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Netherlands Guarantors; or

(iii)	such indemnification is provided by the Netherlands Guarantors, in its sole discretion, pursuant to the powers vested in the Netherlands Guarantors under applicable law.
C. Indemnification Procedure
1.	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 15 business days of receipt of such invoices and supporting information.
2.	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee;

3.	Pending the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement the relevant Indemnitee is entitled to immediate relief and assistance in any way possible from Rank for as far as direct actions against the relevant Indemnitee are taken in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Netherlands Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions. In case the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement lead to the conclusion that the relevant Indemnitee can not exercise any rights under the Agreement, the relevant Indemnitee shall reimburse any and all costs made by Rank in relation thereto.
D. Severability
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
E. Governing law
This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.
F. Amendments
No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

G. Termination
This Agreement shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(i)	the relevant Indemnitee ceasing to serve as a director of the relevant Netherlands Guarantors; and
2.	the date on which all obligations of a Netherlands Guarantors of which that Indemnitee is a director in respect of the Bank Debt, the Senior Secured Notes, the Unsecured Notes, the 2007 Notes or the relevant intercreditor arrangements are released or terminated.

     IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Rank Group Limited	/s/ Graeme Hart

Graeme Hart Director

/s/ [ILLEGIBLE]

Signature of witness

Lawyer

Occupation

Sydney

City of Residence

Schedule
Part A
Netherlands Guarantor
•	Closure Systems International B.V.

•	Reynolds Consumer Products International B.V.
Part B

List of Indemnitees
•	Gregory Alan Cole

•	Bryce McCheyne Murray

•	Eleonora Jongsma

•	Orangefield Trust (Netherlands) B.V.